Exhibit 99.1

Regency Energy Partners LP Announces Senior Unsecured Notes Offering

Dallas, May 14, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today that it intends to commence a private offering to eligible purchasers of $250 million of senior notes due in 2016. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.

The Partnership intends to use the net proceeds from the offering to repay a portion of its outstanding balance under its revolving credit facility.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the debt securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Corporate Finance Support
Regency Energy Partners
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com